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ASSET PURCHASE AGREEMENT

between

WESTERN POWER & EQUIPMENT, L.L.C.,

and

WESTERN POWER & EQUIPMENT CORP.

Dated as of November 1, 2000

    This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of the 1st day of November, 2000 by and between WESTERN POWER & EQUIPMENT, L.L.C., a Delaware limited liability company ("Purchaser") and WESTERN POWER & EQUIPMENT CORP., a Delaware corporation ("Seller" and, together with Purchaser, the "Parties").

R E C I T A L S

    A.  Seller owns all of the issued and outstanding capital stock of Western Power & Equipment Corp. ("Subsidiary"), an Oregon corporation, (the "Shares") which is engaged in the business of selling and leasing construction equipment.

    B.  Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser substantially all of the assets of Seller, including, without limitation, the Shares, and Purchaser agrees to assume substantially all of the liabilities of Seller in accordance with the terms and conditions of this Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises contained herein, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

    1.1 "Acquired Assets" has the meaning set forth in Section 2.2 below.

    1.2 "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

    1.3 "Ancillary Agreements" means the Bill of Sale, the Assumption Agreement, the Purchase Price Promissory Note, the Security Agreement and the Employment Agreements.

    1.4 "Approval" means any approval, authorization, consent, qualification, or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Person.

    1.5 "Approval Cure Agreement" means one or more agreements described in Section 8.1 below.

    1.6 "Assumed Liabilities" has the meaning set forth in Section 2.4 below.

    1.7 "Assumption Agreement" has the meaning set forth in Section 11.2(a) below.

    1.8 "Closing" has the meaning set forth in Article 4 below.

    1.9 "Closing Date" has the meaning set forth in Article 4 below.

    1.10  "Code" means the Internal Revenue Code of 1986, as amended.

    1.11  "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan.

    1.12  "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

    1.13  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

    1.14  "Employment Agreement" has the meaning set forth in Section 9.10 below.

    1.15  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    1.16  "Excluded Assets" has the meaning set forth in Section 2.3 below.

    1.17  "Excluded Liabilities" has the meaning set forth in Section 2.5 below.

    1.18  "FIRPTA Certificate" means a certificate executed by an appropriate officer of Seller stating that Seller is not a "foreign person" for purposes of Section 1445 of the Code and providing such other information that may be required to avoid the withholding of tax under Section 1445.

    1.19  "GAAP" means United States generally accepted accounting principles as in effect from time to time.

    1.20  "Governmental Authority" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

    1.21  "Income Tax" or "Income Taxes" means any federal, state, local or foreign income tax, franchise tax, gross income tax or similar income tax, including any interest, addition or penalty thereon, whether disputed or not, but excluding any Transfer Taxes.

    1.22  "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, and trade names (including, without limitation, the name "Western Power & Equipment"), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including, research, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, mailing lists, pricing and cost information, and business and marketing plans and proposals), and (f) all computer software (including data and related documentation).

    1.23  "Law" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

    1.24  "Liability" means any liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due, of any nature whatsoever, and any costs, expenses or damages.

    1.25  "Lien" means any charge, claim, encumbrance, lien, option, pledge, security interest or right of first refusal, including without limitation any (a) mechanics, materialmen or similar lien relating to repairs or improvements to real or personal property, (b) lien for Taxes and (c) lien securing rental payments under any lease agreement.

    1.26  "Material Adverse Effect" means a material adverse effect on the assets, business, condition (financial or otherwise), operations or prospects of Seller or Subsidiary.

    1.27  "Merger Agreement" has the meaning set forth in Section 10.9 below.

    1.28  "Mergers" has the meaning set forth in Section 9.7.

    1.29  "Parties" has the meaning set forth in the preface above.

    1.30  "Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

    1.31  "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

    1.32  "Purchase Price" has the meaning set forth in Section 3.1 below.

    1.33  "Purchaser" has the meaning set forth in the preface above.

    1.34  "Securities Act" means the Securities Act of 1933, as amended.

    1.35  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

    1.36  "Seller" has the meaning set forth in the preface above.

    1.37  "Shares" has the meaning set forth in the recitals above.

    1.38  "Subsidiary" has the meaning set forth in the recitals above.

    1.39  "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, ad valorem, excise, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, business, occupational, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax.

    1.40  "Tax Return" means any return, declaration, report, claim for refund, form or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    1.41  "Threatened" means a claim, proceeding, dispute, action, or other matter in respect of which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

    1.42  "Transfer Taxes" or "Transfer Tax" means all excise, sales, use, transfer, real estate transfer, value added, documentary, stamp registration and similar Taxes and fees (but not Income Taxes), together with any interest, additions, or penalties, resulting directly from the sale and transfer by Seller to Purchaser of the Acquired Assets and Assumed Liabilities.

ARTICLE 2
SALE OF ASSETS

    2.1  Purchase and Sale of Assets.  On the terms and conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey, and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of the right, title and interest of Seller in and to the Acquired Assets.

    2.2  Definition of Acquired Assets.  The Acquired Assets consist of all of Seller's right, title and interest in, to and under all of the assets, capital stock, cash, properties, interests, contracts and claims of every kind and description, wherever located, owned, used or held by Seller, real, personal or mixed, tangible or intangible, with such changes, deletions or additions thereto as may occur from the date of this Agreement to the Closing and consistent with the terms and conditions of this Agreement, including but not limited to Seller's right, title and interest in and to the Shares, but in all cases excluding any Excluded Assets (collectively, the "Acquired Assets").

    2.3  Excluded Assets.  The assets of Seller being excluded from the Assets sold, conveyed and transferred to Purchaser (collectively, the "Excluded Assets") are the following:

      (a) the corporate charter, qualifications to conduct business as a foreign corporation, taxpayer identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation;

      (b) all portions of all books, records, ledgers, files, documents and correspondence which relate solely or in part to Excluded Assets or Excluded Liabilities;

      (c) all of Seller's right, title and interest in, to and under this Agreement, the Ancillary Agreements and all related documents;

      (d) all claims, causes of action, counterclaims, and proceeds of insurance which relate to Excluded Liabilities or Excluded Assets, in each case as listed on Schedule 2.3(d); and

      (e) an amount of cash, if any, equal to the difference between (i) $450,000, and (ii) (A) the amount of Seller's costs and expenses incurred with respect to this Agreement, the Ancillary Agreements, the Merger Agreement and all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby, plus (B) the amount of Purchaser's fees and expenses which are payable to Kaye, Scholer, Fierman, Hays & Handler, LLP ("KS"); provided, however, that for purposes of this calculation, the amount payable to KS may not exceed $75,000.

    2.4  Assumption of Certain Liabilities.  At the Closing, Purchaser shall assume, pay, perform, defend and discharge, if and when due, to the extent not paid, performed, defended or discharged on or prior to the Closing Date, all of Seller's liabilities incurred on or prior to the Closing Date, other than Excluded Liabilities (collectively, the "Assumed Liabilities").

    2.5  Excluded Liabilities.  Purchaser shall not be obligated to assume, and Seller agrees and acknowledges that Purchaser is not assuming, "Excluded Liabilities," defined to mean Liabilities, obligations and expenses of Seller relating to obligations and Liabilities of Seller under Article 12 of this Agreement.

ARTICLE 3
CONSIDERATION

    3.1  Purchase Price and Payment.  The aggregate consideration for the transfer of the Acquired Assets hereunder shall be equal to $4,100,000 (the "Purchase Price"). At the Closing, Purchaser shall pay the Purchase Price by executing a promissory note substantially in the form of Exhibit A hereto (the "Purchase Price Promissory Note") and causing Subsidiary to execute and deliver to Seller a security agreement securing the Purchase Price Promissory Note substantially in the form of Exhibit B hereto (the "Security Agreement").

    3.2  Allocation of Purchase Price.  The aggregate amount of the Purchase Price and any Assumed Liabilities that are properly included in Purchaser's tax basis for the Acquired Assets shall be allocated as determined and agreed upon by the Parties in accordance with the requirements of Section 1060 of the Code. To facilitate such agreement, Purchaser shall provide a schedule of allocations to Seller within 120 days following the Closing Date and deliver same to Seller, whose approval shall not be unreasonably delayed or withheld, absent manifest error. Such allocations shall be used by the Parties in preparing and filing all relevant Tax Returns, and the Parties agree to cooperate with each other in good faith in preparing any such Tax Returns, including IRS Form 8594 (or any successor form) and any required exhibits thereto (or other forms required pursuant to Section 1060 of the Code, or other applicable tax laws); provided, however, that in determining the adjusted basis of Purchaser with respect to any of the Acquired Assets, Purchaser may increase the amount allocated to any of the Acquired Assets to the extent permissible under applicable tax laws for Purchaser's additional costs and expenses that are neither actually received nor treated as received by Seller pursuant to such tax laws.

ARTICLE 4
CLOSING

    4.1  Closing.  The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Mintz & Fraade, P.C. within [five] days of the satisfaction or waiver of all conditions precedent of Purchaser and Seller, as set forth in Articles 9 and 10, respectively, or at such other time, date or place as Purchaser and Seller mutually may agree (the

"Closing Date"). The parties intend that the Closing will occur simultaneously with the closing of the Mergers.

    4.2  Delivery and Payment.  On the Closing Date, Purchaser and Seller shall deliver to each other such documents as are required pursuant to Articles 9 and 10 hereof, including delivery by Seller of all instruments and certificates necessary to transfer to Purchaser all right, title and interest in and to the Acquired Assets, including, without limitation, the Shares, and Purchaser shall deliver to Seller the Purchase Price in the manner set forth in Section 3.1.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date as follows:

    5.1  Organization of Seller.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon.

    5.2  Authority of Seller.  Seller has full corporate power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which it is a party and has taken all corporate action required by Law and its organizational documents to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, subject to obtaining approval of the shareholders of Seller. This Agreement and the Ancillary Agreements to which Seller is a party and all instruments and documents required to be executed and delivered by Seller pursuant to this Agreement and the Ancillary Agreements and the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly and validly authorized by the board of directors of Seller, and, except for Seller obtaining approval of its stockholders, no other corporate proceedings on the part of Seller or Subsidiary are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and the Ancillary Agreements to which Seller is a party constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to Seller obtaining approval of its stockholders (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors' rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at Law or in equity).

    5.3  Capitalization.  Seller is the lawful record and beneficial owner of the Shares and owns the Shares free and clear of all Liens. Upon delivery of the Shares, Purchaser will acquire the record, beneficial and legal title to the Shares, free and clear of all Liens. Except as set forth on Schedule 5.3, no legend or other reference to any purported Lien appears on any certificate representing the Shares. Except for the Shares, as of the Closing, Subsidiary shall not have outstanding any capital stock or securities convertible or exchangeable for any shares of its capital stock, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans. There are no statutory or contractual stockholders' preemptive rights or rights of refusal with respect to the sale or issuance of Subsidiary's capital stock.

    5.4  Absence of Conflicts.  The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party and all other instruments and documents required to be executed by Seller pursuant to this Agreement and the Ancillary Agreements, the transfer of the Acquired Assets and assumption of the Assumed Liabilities, and the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements do not and shall not conflict with or result in a breach of any provision of Seller's certificate of incorporation or bylaws. Seller has no knowledge that any of the following will cause Seller or Subsidiary to violate or contravene any provision of Law or any rule or regulation of any Governmental Authority: the execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party; the execution and delivery by Seller of all other instruments and documents required to be executed by Seller and/or Subsidiary pursuant to this Agreement and the Ancillary Agreements; the transfer of the Acquired Assets, including, without limitation, the Shares; and the consummation by the Seller of the transactions contemplated by this Agreement and the Ancillary Agreements.

    5.5  Title to Assets; Condition of Assets.  Except as set forth in Schedule 5.5, Seller has good and marketable title to each of the Acquired Assets owned by it, and the Acquired Assets which are owned by Seller are owned free and clear of all Liens, claims, and encumbrances, except for Liens for current Taxes not yet due or payable.

    5.6  No Finder or Broker.  None of E-Mobile, Inc., E-Mobile Holdings, Inc. or any party acting on behalf of either of the foregoing has paid or has become obligated to pay any fee or commission to any broker, finder or intermediary, for or on account of the transactions contemplated by this Agreement.

    5.7  Accuracy of Representations and Warranties.  All representations and warranties of Seller set forth in this Agreement and in any agreement, certificate or other document required to be delivered or given to Purchaser by Seller pursuant to this Agreement or referred to in this Agreement or in any such other agreement, certificate or document will be true and correct at the Closing Date with the same force and effect as if made on that date.

    5.8  Disclosure.  No representation or warranty contained in this Agreement and none of the information furnished by Seller set forth herein, in the exhibits or schedules hereto or in any other document required to be delivered by Seller or Subsidiary to Purchaser, or its accountants, counsel or other advisers pursuant to this Agreement or referred to in this Agreement or in any such other document, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

    6.1  Organization of Purchaser.  Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, with all requisite power and authority to carry on its business.

    6.2  Authority of Purchaser.  Purchaser has full power and authority to execute, deliver, and perform this Agreement and the Ancillary Agreements to which Purchaser is a party and has taken all action required by Law and its organizational documents to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which Purchaser is a party and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement and the Ancillary Agreements to which Purchaser is a party and all instruments and documents required to be executed and delivered by Purchaser pursuant to this Agreement and the Ancillary Agreements to which Purchaser is a party, and the consummation by Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements to which Purchaser is a party, have been duly and validly authorized, executed, and delivered by Purchaser, and each constitutes a valid and binding obligation of Purchaser enforceable in accordance with their terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors' rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at Law or in equity).

    6.3  Absence of Conflicts.  The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party and all other instruments and documents required to be executed by Purchaser pursuant to this Agreement and the Ancillary Agreements to which Purchaser is a party, the acquisition of the Acquired Assets and assumption of the Assumed Liabilities, and the consummation by Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements to which Purchaser is a party (a) do not and will not conflict with or result in a breach of any provision of Purchaser's certificate of formation or operating agreement, (b) do not and will not conflict with or result in a breach of contract to which Purchaser is a party or by which its assets are bound, (c) do not result in a breach of and will not result in any Prohibited Transaction nor cause Purchaser to violate or contravene any provision of Law, any governmental rule or regulation or any order, writ, judgment, injunction, decree, determination or award, and (d) will not require any Approval on the part of Purchaser.

    6.4  Litigation and Administrative Proceedings.  There are no material legal, judicial, administrative, or arbitration actions or proceedings filed, or charges or other actions, proceedings, or governmental investigations pending or, to the knowledge of Purchaser, Threatened against Purchaser which, if adversely determined, would materially and adversely affect the business or financial condition of Purchaser or which seeks to enjoin or obtain damages with respect to the consummation of the transactions contemplated by this Agreement.

    6.5  No Finder or Broker.  Neither Purchaser nor any party acting on Purchaser's behalf has paid or has become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

    6.6  Accuracy of Representations and Warranties.  All representations and warranties of Purchaser set forth in this Agreement and in any agreement, certificate or other document required to be delivered or given to Seller by Purchaser pursuant to this Agreement or referred to in this Agreement or in any such other agreement, certificate or document will be true and correct at the Closing Date with the same force and effect as if made on that date.

    6.7  Disclosure.  No representation or warranty contained in this Agreement and none of the information furnished by Purchaser set forth herein, in the exhibits or schedules hereto or in any other document required to be delivered by Purchaser to Seller, or its accountants, counsel or other advisers pursuant to this Agreement or referred to in this Agreement or in any such other document, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE 7
COVENANTS OF SELLER

    Seller covenants with Purchaser as follows:

    7.1  Change of Name.  Seller agrees from and after the Closing Date, to cease any and all use of any of the Seller's and Subsidiary's Intellectual Property, and Seller will, on the Closing Date, amend its corporate charter to change its corporate name to one not including the words "Western Power & Equipment" or any element or portion thereof, or any other confusingly similar name.

    7.2  Transfer Taxes.  All Transfer Taxes shall be borne by Seller when due, and Seller shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and shall pay all expenses in connection therewith.

    7.3  Further Assurances.  Effective upon the Closing, Seller hereby authorizes Purchaser, and its permitted successors and assigns, in the name of Purchaser, or in the name of Seller, on behalf of, and for the benefit of, Purchaser, to collect all accounts receivable included in the Acquired Assets and other items being transferred, conveyed and assigned to Purchaser as part of, the Acquired Assets, to endorse, without recourse, checks, notes and other instruments in the name of Seller that constitute Acquired Assets, to institute and prosecute, in the name of Seller or otherwise, all proceedings which

Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets and to defend, subject to Article 12 below, legal proceedings relating thereto. Seller further agrees that Purchaser shall retain for its own account any amounts collected pursuant to the foregoing authorization, and Seller shall promptly transfer and deliver to Purchaser any cash or other property received by Seller after the Closing Date in respect of any accounts receivable included in the Acquired Assets, if any. Seller further agrees to notify, immediately after the Closing, all financial institutions at which it conducts business that Purchaser has acquired the Acquired Assets and that such financial institutions shall deliver to Purchaser all monies collected and to be collected by such institutions relating to the Acquired Assets from and after the Closing Date.

    7.4  Books; Records; Access.  At the Closing, Seller shall deliver to Purchaser all the Books and Records of Seller and Subsidiary relating to the Acquired Assets. Until the sixth anniversary of the Closing Date, Purchaser and Seller agree to retain all Books and Records pertaining to the Acquired Assets and Subsidiary in existence on the Closing Date and to make the same available after the Closing Date for inspection and copying by the other or its agents at such Party's expense, upon reasonable request and upon reasonable notice.

    7.5  Competition and Solicitation.

      (a) In consideration of Purchaser's obligations hereunder, for a period of five years from the Closing Date, each of Seller and its Affiliates shall not anywhere in the United States, in any capacity, whether for its own account or for any other person or organization, directly or indirectly, with or without compensation, (i) own, operate, manage, or control, or (ii) serve as a partner, agent, consultant, advisor or developer or in any similar capacity to or (iii) have any financial interest in, or aid or assist anyone else in the conduct of, any person or enterprise which competes with any product line of or service offered by Subsidiary at the time of the Closing, provided, however, that Seller and its Affiliates shall be permitted to have an ownership interest in a publicly-held corporation, which does not exceed two percent (2%) of the issued and outstanding shares of such publicly-held corporation.

      (b) For a period of five years from the Closing Date, none of Seller or any of its Affiliates shall offer any product or service which is competitive with the products or services offered by Seller or Subsidiary prior to the Closing.

      (c) For a period of five years from the Closing Date, none of Seller or any of its Affiliates shall, directly or indirectly, call upon, solicit, divert, take away or attempt to solicit any employee of Purchaser or Subsidiary with a view to inducing or encouraging such employee to leave the employ of Purchaser or Subsidiary.

      (d) Seller acknowledges that the provisions of this Section 7.6 are reasonable, fair and equitable in scope, term and duration, are necessary to protect the legitimate business interests of Purchaser, and are necessary for the protection of Purchaser and that Purchaser will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, Seller agrees that it will not challenge the enforceability of this Section or any provision hereof nor will it raise any equitable defenses to such enforcement and that, in addition to any other relief to which Purchaser may be entitled in the form of actual or punitive damages, Purchaser shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction for the purpose of restraining Seller from any actual or Threatened breach of such covenants. To the extent that a court finds that any provision hereof is unenforceable, such court shall seek to enforce the intention of the Parties as set forth herein to the greatest extent allowable by Law.

    7.6  Shareholder Approval.  Seller shall take all actions necessary to obtain shareholder approval of the transactions contemplated by this Agreement in accordance with Delaware General Corporation Law, Oregon Corporation Law, the rules and regulations of the National Association of Securities Dealers, all federal and state securities laws and all other applicable laws.

ARTICLE 8
MUTUAL COVENANTS

    8.1  Best Efforts.  Purchaser and Seller each shall use their best efforts to perform or satisfy each covenant or condition to be performed or satisfied by each of them before and after the Closing, including without limitation obtaining the Approvals listed on Schedule 9.4. If any of the Approvals listed on Schedule 9.4 is not obtained prior to the Closing Date, at Purchaser's option, Purchaser and Seller shall enter into one or more agreements in form and substance reasonably satisfactory to each Party (such as service agreements, sublease agreements, or independent contractor agreements; any one or more of the foregoing, an "Approval Cure Agreement") which will permit the transactions contemplated hereby to be consummated and pursuant to which Purchaser will have the ability to operate Subsidiary's business on terms that are no more burdensome or costly to Purchaser or Seller than the terms which would have existed had such Approvals been obtained. To the extent necessary to effectuate the foregoing, Seller shall agree to act as agent for, and to act for the account of, Purchaser. In any such case, Purchaser and Seller shall continue, subsequent to the Closing Date, to use their best efforts to obtain any such Approvals which have not been obtained prior to the Closing Date. Notwithstanding the foregoing, none of Purchaser or Seller shall be obligated to enter into any agreement or take any action or refrain from taking any action which would result in any material breach of any agreement to which Purchaser or Seller is a party, or by which its assets are bound or would result in a violation of any Law, regulation, order, permit, or similar requirement of any Governmental Authority.

    8.2  Governmental Filings.  Purchaser and Seller shall, and Seller shall cause Subsidiary to, cooperate with each other in filing any necessary applications, reports, government novations, assignments or other documents with any governmental authority having jurisdiction with respect to the transactions contemplated by this Agreement and in seeking necessary consultation with and favorable action by any such authority, in all cases, at Purchaser's expense. For purposes of this Section 8.2, "necessary applications" includes any document which must be filed in order either to transfer from Seller to Purchaser a license, permit, or governmental authorization necessary to operate Subsidiary's business or to apply for and successfully prosecute an application for a new license, permit or governmental authorization in the name of Purchaser.

    8.3  Delivery of Documents.  The Parties will execute and deliver all documents required to be delivered pursuant to Sections 11.1 and 11.2 below.

    8.4  Notice of Developments and Updates.  Each Party will give prompt written notice to the other Party of any act, event or occurrence that may cause or constitute a breach of any of its own representations and warranties in Article 5 and Article 6 above. Each Party shall have the right to correct or supplement the Schedules attached hereto to disclose matters that were not required to be disclosed as of the date of this Agreement and which arose after the date of this Agreement other than as a result of a breach by the disclosing party of any representation, warranty, covenant or obligation under this Agreement; provided, however, any correction or supplement that relates to a matter which, if not corrected, would have caused the representations and warranties in Article 5 or Article 6 not to be true, shall be subject to the other Party's prior written consent (and, otherwise, such consent is not required).

    8.5  Cooperation After Closing.  After the Closing Date, Purchaser and Seller shall execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, any and all further instruments as may be necessary or expedient to consummate the transactions provided in this Agreement.

    8.6  No Public Announcement.  None of the Parties hereto shall without the approval of the other Party (which may not be unreasonably withheld), and Seller shall not permit Subsidiary without Purchaser's approval (which may not be unreasonably withheld) to, make any press release or other public announcement or communicate with any customer, competitor or supplier of Seller or Subsidiary concerning the transactions contemplated by this Agreement, except as and to the extent that such

Party shall determine is required by Law (which determination shall be made by such Party based upon the advice of its counsel), in which case the other Party shall be advised and the Parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

    8.7  Successor Employee.  Seller and Purchaser agree that pursuant to the "Alternate Procedure" provided in Section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, with respect to preparing, filing and furnishing Internal Revenue Service Forms W-2, W-3, W-4, 941 and W-5, Seller and Purchaser shall report using the "Alternate Procedure" as set forth therein.

    8.8  Confidentiality.  Subject to compliance by each Party with federal securities laws, from and after the date of this Agreement, Purchaser and Seller shall, and Seller shall cause Subsidiary to, maintain in confidence, and shall cause their respective directors, officers, employees, agents, advisors and Affiliates to maintain in confidence, any written, oral or other information obtained in confidence from another Party or Subsidiary in connection with this Agreement or the transactions contemplated hereby. If the transactions contemplated hereby are not consummated, each Party shall, and Seller shall cause Subsidiary to, return or destroy as much of such written information as the other Party may reasonably request.

    8.9  Registrations; Consents; Filings.  Purchaser and Seller shall, and Seller shall cause Subsidiary to, cooperate and use their respective best efforts to make all registrations, filings and applications, to give all notices and to obtain the Approvals set forth on Schedule 9.4 or any other governmental consents, transfers, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated hereby, except that none of Seller, Purchaser or Subsidiary shall be required to incur any significant current or future expense or liability or to consent to any modification of the terms of any contract which, taking into account the nature of Purchaser, Seller, Subsidiary and Subsidiary's business, is significant.

    8.10  Employee Benefits.

      (a) Effective as of the Closing Date, Purchaser and Seller shall take all actions necessary for Purchaser to assume the sponsorship of any Employee Benefit Plans maintained by Seller that were qualified within the meaning of Section 401(a) of the Code and in which any employees of Seller or Subsidiary participated as of such Closing Date. Seller shall have no further responsibility with respect to any such Employee Benefit Plan following the Closing Date.

      (b) Purchaser shall establish or provide Employee Welfare Benefit Plans for the employees of Seller and Subsidiary that it employs on or after the Closing Date which are comparable in the aggregate to those covering such employees on the Closing Date. To the extent practicable, Purchaser may satisfy such obligation by assuming any such Employee Welfare Benefit Plan maintained by Seller prior to the Closing Date.

ARTICLE 9
CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

    The obligation of Purchaser to purchase the Acquired Assets, assume the Assumed Liabilities, and to carry out its other obligations under this Agreement and the Ancillary Agreements shall be subject to the fulfillment of the following express conditions precedent on the Closing Date, unless waived in writing by Purchaser or as otherwise provided herein:

    9.1  Representations and Warranties.  The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations were made on and as of the Closing Date.

    9.2  Compliance with Agreement.  All the terms, covenants and conditions of this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been duly complied with or performed.

    9.3  Absence of Litigation.  No action, suit or proceeding shall have been instituted and remain pending before a court or other governmental body by any applicable government or agency thereof or any person to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

    9.4  Approvals.  Seller, Subsidiary or Purchaser shall have obtained the Approvals listed on Schedule 9.4 or the Parties shall have entered into an Approval Cure Agreement with respect to any Approvals not obtained.

    9.5  Officer's Certificate.  Seller shall have delivered to Purchaser a certificate of its President and Secretary to the effect that each of the conditions specified above in Sections 9.1, 9.2, 9.3 and 9.4 are satisfied in all respects.

    9.6  Instruments of Transfer.  Seller shall have delivered to Purchaser:

      (a) executed Ancillary Agreements without any material changes to the forms attached as Exhibits to this Agreement;

      (b) all documents described in Section 11.1 below; and

      (c) such other instruments or documents as may be reasonably requested by Purchaser or Purchaser's counsel to fully and effectively convey the Acquired Assets to Purchaser.

    9.7  Merger.  The mergers contemplated by the Agreement and Plan of Reorganization and Merger by and among Seller, E-Mobile, Inc., and E-Mobile Holdings, Inc. dated as of November 1, 2000 (the "Mergers") shall be consummated simultaneously with the Closing.

    9.8  No Material Adverse Effect.  Since June 30, 2000, none of Seller, Subsidiary or Subsidiary's business shall have suffered a Material Adverse Effect and the Acquired Assets shall not have been lost, damaged or otherwise materially impaired.

    9.9  No Liens.  There shall be no Lien upon, or with respect to, the Acquired Assets which was created pursuant to the Merger Agreement or pursuant to any document or agreement executed in connection with the Merger Agreement.

    9.10  Employment Agreements.  Purchaser shall have entered into Employment Agreements to be effective upon the Closing with the persons listed on Schedule 9.10 substantially upon the terms of the Employment Agreement attached hereto as Exhibit 9.10 (the "Employment Agreements").

ARTICLE 10
CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

    The obligations of Seller to transfer and deliver to Purchaser all of Seller's rights, title, and interest in and to the Acquired Assets and to carry out its other obligations under this Agreement and the Ancillary Agreements shall be subject to the fulfillment of the following express conditions precedent on the Closing Date, unless waived in writing by Seller:

    10.1  Representations and Warranties.  The representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

    10.2  Compliance with Agreement.  All the terms, covenants, and conditions of this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with or performed.

    10.3  Approvals.  Seller, Subsidiary or Purchaser shall have obtained the Approvals listed on Schedule 9.4 or the Parties shall have entered into an Approval Cure Agreement with respect to any Approvals not obtained.

    10.4  Absence of Litigation.  To Purchaser's knowledge, no action or proceeding shall have been instituted and remain pending before a court or other applicable governmental body or agency thereof or any person to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

    10.5  Purchase Price.  Purchaser shall have delivered to Seller the Purchase Price Promissory Note and the Security Agreement.

    10.6  Officer's Certificate.  Purchaser shall have delivered to Seller a certificate of its President and Secretary to the effect that each of the conditions specified above in Sections 10.1, 10.2, 10.3 and 10.4 are satisfied in all respects.

    10.7  Instruments of Transfer.  Purchaser shall have delivered to Seller:

      (a) executed Ancillary Agreements without any material changes to the forms attached as Exhibits to this Agreement;

      (b) all documents described in Section 11.2 below; and

      (c) such other instruments or documents as may be reasonably requested by Seller or Seller's counsel.

    10.8  Fairness Opinion.  Seller shall have received an opinion from Capital Link Inc. reasonably satisfactory to Seller that the consideration to be received by Seller from Purchaser for the Acquired Assets is fair to Seller from a financial point of view (the "Fairness Opinion").

    10.9  Merger.  The mergers contemplated by the Agreement and Plan of Reorganization and Merger by and among Western Power & Equipment Corp., E-Mobile, Inc., and E-Mobile Holdings, Inc. dated as of November 1, 2000 (the "Merger Agreement") shall be consummated simultaneously with the Closing.

    10.10  Employment Agreements.  Purchaser shall have entered into the Employment Agreements.

ARTICLE 11
DELIVERIES AT CLOSING

    All transactions at the Closing shall be deemed to take place simultaneously and no transaction at the Closing shall be deemed to have been completed until all documents set forth in this Article 11 have been delivered by the Parties hereto except as waived by the Party to which such document is to be delivered.

    11.1  Obligations of Seller.  At the Closing, Seller shall deliver the following instruments and documents to Purchaser:

      (a) a Bill of Sale substantially in the form of Exhibit 11.1(a);

      (b) a certificate representing the Shares, duly endorsed or accompanied by a duly executed stock power;

      (c) duly endorsed certificates of title in respect of all vehicles included in the Acquired Assets;

      (d) the executed certificate described in Section 9.5 above;

      (e) resolutions of Seller's board of directors and shareholders certified by a secretary or assistant secretary of Seller, in a form satisfactory to Purchaser, authorizing the execution and performance of the Agreement and all other actions to be taken by Seller hereunder;

      (f)  all Approvals listed on Schedule 9.4;

      (g) an opinion of Seller's counsel in the form attached hereto as Exhibit 11.1(g);

      (h) all consents necessary for the consummation of the transactions contemplated by this Agreement, including, inter alia, the consents necessary for the valid execution, delivery and performance of the transfer and assignment of the Acquired Assets;

      (i)  a FIRPTA Certificate;

      (j)  the Employment Agreements; and

      (k) such other instruments or documents as may be reasonably requested by Purchaser or Purchaser's counsel to fully and effectively convey the Acquired Assets to Purchaser and retain the Excluded Liabilities in accordance with the provisions of this Agreement.

    11.2  Obligations of Purchaser.  At the Closing, Purchaser shall deliver to Seller:

      (a) the Assumption Agreement in the form of Exhibit 11.2(a) (the "Assumption Agreement");

      (b) the executed certificate described in Section 10.6;

      (c) certified copies of resolutions of the board of managers and, to the extent legally required, interest holders of Purchaser authorizing this transaction;

      (d) an opinion of Purchaser's counsel in the form attached hereto as Exhibit 11.2(d);

      (e) the Employment Agreements;

      (f)  the Purchase Price Promissory Note;

      (g) the Security Agreement; and

      (h) such other instruments and documents as may be reasonably requested by Seller or Seller's counsel to fully and effectively evidence the assumption of liabilities and obligations of Seller pursuant hereto.

ARTICLE 12
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION

    12.1  Survival of Representations and Warranties; Limitations.  The representations and warranties provided in Sections 6.3, 6.4, 6.6 and 6.7 or in any certificate delivered by Purchaser pursuant to this Agreement shall survive until the two-year anniversary of the Closing and thereafter only to the extent of claims for which a notice has been given on or before such date in accordance with the terms of this Agreement (the "Time Limitations"). The representations and warranties contained in Sections 5.3, 5.5, 5.6, 6.1, 6.2 and 6.5 shall survive until the expiration of the applicable statutes of limitations with respect thereto. In no event shall Purchaser be liable to Seller unless and until all claims for which Damages (as defined below) are recoverable hereunder by Seller exceed $100,000 (the "Basket"); provided, however, that once the level of Damages exceeds the amount of the Basket, Seller shall be entitled to receive the entire amount of such Damages. In the event that Seller is liable to Purchaser for Damages, Purchaser shall only be entitled to Damages up to $100,000 (the "Claims Limit"). Notwithstanding the foregoing, the Time Limitations, the Basket and the Claims Limit shall not apply to (i) fraud or (ii) any intentional misrepresentation or breach of a representation, warranty or covenant or (iii) Section 12.2(a)(2)(ii), Section 12.2(a)(2)(iii) or Section 12.2(a)(3)(ii).

    12.2  Indemnification.

      (a) Subject to the Time Limitations, the Basket and the Claims Limit, and paragraph (b) hereof, Seller, on the one hand, and Purchaser, on the other hand (each an "Indemnifying Party"), shall indemnify the other and their respective shareholders, partners, directors, affiliates, agents, officers, employees and successors thereof (each an "Indemnified Party"), against and in respect of all loss, liability, damage and expense (including, without limitation, reasonable attorneys' fees and other reasonable costs of investigation or defense) (collectively, "Damages") resulting, (1) in the case of Seller as the Indemnifying Party, from (i) any breach by Seller of the representations and warranties contained in Sections 5.3, 5.5 or 5.6, (ii) any liabilities arising from any lawsuit, claim or action filed by any of Seller's stockholders which relates to the transactions contemplated by this Agreement or the Merger Agreement and (iii) any fees or expenses owing to any broker or finder engaged by E-Mobile, Inc., E-Mobile Holdings, Inc. or any party acting on behalf of either of the foregoing, and (2) in the case of Purchaser as the Indemnifying Party, from (i) any breach by Purchaser of its representations and warranties contained in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement, and (ii) any Assumed Liability.

      (b) Seller shall indemnify, reimburse and hold harmless Purchaser and its shareholders, partners, directors, Affiliates, agents, officers, employees and successors from and against all liabilities for Transfer Taxes of Seller, Subsidiary and their respective Affiliates imposed as a result of the transactions contemplated by this Agreement.

    12.3  Method of Asserting Claims, etc.  To be entitled to indemnity hereunder, an Indemnified Party must send notice of a claim to the Indemnifying Party within the applicable Time Limitations and within 15 business days of the Indemnified Party becoming aware of the state of facts underlying the claim, but the failure to notify the Indemnifying Party within such time period will not relieve the indemnifying party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is actually prejudiced by the Indemnified Party's failure to give such notice. All claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 12.3. In the event that any written claim or demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 15 business days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand (providing sufficient details with respect to such claim or demand to put the Indemnifying Party on notice of such claim or demand) and the amount or the estimated amount thereof to the extent such estimate is then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The Indemnifying Party shall promptly notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party promptly notifies the Indemnified Party that it accepts liability hereunder with respect thereto and elects to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings with counsel reasonably satisfactory to the Indemnified Party and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, unless (i) the Indemnifying Party shall have failed to promptly assume the defense thereof and (ii) within 10 days after the Indemnified Party shall have given the Indemnifying Party written notice of the proposed settlement, the Indemnifying Party shall not have given the Indemnified Party written notice accepting liability hereunder with respect thereto and of its election to assume the defense of such claim or demand, in which event the Indemnified Party may enter into the proposed settlement and the Indemnifying Party shall not be entitled to object to the terms thereof. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in (i) the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the Indemnified Party's business or any subsidiary or Affiliate thereof, (ii) any remedy other than damages payable in full by the Indemnifying Party or (iii) any admission of a violation of Law that would constitute a crime or any other admission of a violation of Law that would impair in any material respect the Indemnified Party's conduct of its business or would establish, by collateral estoppel or by legally admissible evidence, the basis of any other claim against the Indemnified Party which would not be subject to full indemnity hereunder. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 12.1 hereof.

    12.4  Indemnification Payments.  All indemnification payments shall promptly be paid in cash. Except in the case of intentional misrepresentation or intentional breach of any representation, warranty or covenant or fraud, the indemnification provisions of this Article 12 are the sole remedies for Damages and for any other causes of action in connection with this Agreement.

ARTICLE 13
TERMINATION

    13.1  Method of Termination.  This Agreement may be terminated prior to Closing, by any of the following methods:

      (a) mutual consent of Purchaser and Seller;

      (b) by written notice from either of Purchaser or Seller if the Closing does not occur on or before March 31, 2001 (the "Outside Date"); provided, however, that if the Closing shall not have occurred by the Outside Date, the Outside Date shall automatically be extended until July 31, 2001 (the "Extension Date") unless both parties object in writing to such extension; provided, further, however, that if the Closing shall not have occurred by the Extension Date as a result of any action taken, or failure to act, by any governmental or regulatory authority including, but not limited to, the withholding of, or a delay in, any approval in connection with any aspect of the transactions contemplated hereby, then the Extension Date shall automatically be extended until a date which is a reasonable time subsequent to the date upon which such governmental or regulatory action is resolved which will allow the parties to complete the procedures required to consummate the transactions contemplated hereby; and provided, further, however, that the right to terminate this Agreement pursuant to this Section 13.1(b) shall not be available to any party whose failure to fulfill any obligation pursuant to this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

      (c) by Seller if there is a material breach of any representation or warranty set forth in Article 6 hereof or any material covenant or agreement to be complied with or performed by Purchaser pursuant to the terms of this Agreement or the failure of a condition set forth in Article 10 to be satisfied (and such condition is not waived in writing by Seller) on or prior to the Closing Date, or the occurrence of any event which results in the failure of a condition set forth in Article 10 to be satisfied on or prior to the Closing Date; provided, that, Seller may not terminate this Agreement prior to Closing if Purchaser has not had an adequate opportunity to cure such failure;

      (d) by Purchaser if there is a material breach of any representation or warranty set forth in Article 5 hereof or any material covenant or agreement to be complied with or performed by Seller pursuant to the terms of this Agreement or the failure of a condition set forth in Article 9 to be satisfied (and such condition is not waived in writing by Purchaser) on or prior to the Closing Date, or the occurrence of any event which results in the failure of a condition set forth in Article 9 to be satisfied on or prior to the Closing Date; provided, that, Purchaser may not terminate this Agreement prior to Closing if Seller has not had an adequate opportunity to cure such failure; or

      (e) by Purchaser or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby..

    13.2  Effect of Termination.  In the event that this Agreement is terminated pursuant to the provisions of Section 13.1, this Agreement shall become null and void and shall have no further effect, and no Party shall have any liability with respect thereto, except that Section 14.1 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any Party hereto of any liability for any breach of this Agreement.

ARTICLE 14
MISCELLANEOUS

    14.1  Expenses.  Each Party to this Agreement shall bear and pay its own costs and expenses incurred in connection with the preparation, execution, and delivery of this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby.

    14.2  Notices.  All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service, and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, seven (7) days after mailing (one (1) business day in the case of express mail or overnight courier service) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

       If to Seller:  Western Power & Equipment Corp.
    c/o Michael Sanders, Esq.
    Vanderkam & Sanders
    440 Louisiana Street, Suite 475
    Houston, Texas 77002
    Attn: Michael Sanders, Esq.
    Telecopy: (713) 547-8910

    With a copy to:  Berkman-Wechsler Law Offices
    6 Wissotzky Street
    Tel Aviv, Israel 62338
    Attention: Ofira Gordon
    Telecopy: 011-972-3-604-5775

    If to Purchaser:  Western Power & Equipment, L.L.C.
    4601 N.E. 77th Avenue
    Vancouver, WA 98662
    Attention: Charles Dean McLain
    Telecopy: (360) 892-7927

    With a copy to:  Kaye, Scholer, Fierman, Hays & Handler, LLP
    425 Park Avenue
    New York, NY 10022
    Attention: Rory A. Greiss
    Telecopy: (212) 836-8689

    14.3  Amendments.  This Agreement may be amended or modified only by a written instrument executed by the Parties to this Agreement.

    14.4  Assignment.  This Agreement may not be assigned, by operation of Law or otherwise; provided, however, that Purchaser may assign this Agreement, to any Affiliate of Purchaser. This Agreement shall be binding upon and inure to the benefit of successors and assigns of the Parties hereto.

    14.5  Benefits; No Third Party Rights.  Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person or entity, other than the Parties, or their respective successors and assigns, any legal or equitable right, remedy or claim under or in respect thereof or any provision contained herein, it being the intention of the Parties that this Agreement is for the sole and exclusive benefit of such Parties, and such successors and assigns of this Agreement and for the benefit of no other person or entity.

    14.6  Headings.  The paragraph and other headings contained in this Agreement are for reference purposes only and shall not constitute a part hereof or be deemed to limit or expand the scope of any provision of this Agreement.

    14.7  Governing Law; Venue.  This Agreement shall, in accordance with Section 5-1401 of the General Obligation Law of New York, be governed by and construed in accordance with the Laws of the state of New York without regard to any conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction. Each Party hereto hereby (a) irrevocably and unconditionally submits in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the state and federal courts in the State of New York, and appellate courts thereof, and (b) consents that any action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

    14.8  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed as original, but all of which taken together shall constitute one and the same agreement.

    14.9  Severability.  If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a court to be invalid or unenforceable, such determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if such invalid or unenforceable provision were not contained herein. Such invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement, shall be deemed to be effective, operative, made, entered into or taken in the matter and to the full extent permitted by Law.

    14.10  Entire Agreement.  This Agreement, including the Schedules and Exhibits attached hereto and hereby incorporated herein, together with the Ancillary Agreements, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, or representations relating to the subject matter of this Agreement.

[Signature page follows]

    IN WITNESS WHEREOF, Purchaser and Seller have caused their respective duly authorized officers to execute this Asset Purchase Agreement as of the day and year first above written.

WESTERN POWER & EQUIPMENT, L.L.C.
By:	/s/ ROBERT RUBIN Robert Rubin Manager
WESTERN POWER & EQUIPMENT CORP. (DE)
By:	/s/ CHARLES DEAN MCLAIN Charles Dean McLain President and Chief Executive Officer

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R E C I T A L S
ARTICLE 1 DEFINITIONS
ARTICLE 2 SALE OF ASSETS
ARTICLE 3 CONSIDERATION
ARTICLE 4 CLOSING
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER
ARTICLE 7 COVENANTS OF SELLER
ARTICLE 8 MUTUAL COVENANTS
ARTICLE 9 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS
ARTICLE 10 CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS
ARTICLE 11 DELIVERIES AT CLOSING
ARTICLE 12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
ARTICLE 13 TERMINATION
ARTICLE 14 MISCELLANEOUS